                                                                     EXHIBIT 5.1


                         [LATHAM & WATKINS LETTERHEAD]


                                 April 5, 2002


Owens-Brockway Glass Container Inc.
One SeaGate
Toledo, Ohio 43666

            Re:   $1,000,000,000 Aggregate Principal Amount of
                  8 7/8% Senior Secured Notes due 2009
                  --------------------------------------------

Ladies and Gentlemen:

            In connection with the registration of $1,000,000,000 aggregate principal amount of 8 7/8% Senior Secured Notes due 2009 (the "Securities") by Owens-Brockway Glass Container Inc., a Delaware corporation (the "Company"), and the guarantees of the Securities (the "Guarantees") by Owens-Illinois Group, Inc. ("Group") and the domestic subsidiaries of Group listed on Schedule A hereto (collectively, and together with Group, the "Guarantors"), under the Securities Act of 1933, as amended, on Form S-4 filed with the Securities and Exchange Commission on April 5, 2002 (the "Registration Statement"), you have requested our opinion with respect to the matters set forth below. The Securities and the Guarantees will be issued pursuant to an indenture dated as of January 24, 2002, as supplemented by the First Supplemental Indenture, dated January 24, 2002 (as supplemented, the "Indenture") by and among the Company, the Guarantors and U.S. Bank National Association, as trustee (the "Trustee"). The Securities and the Guarantees will be issued in exchange for the Company's outstanding 8 7/8% Senior Secured Notes due 2009 (the "Outstanding Notes") on the terms set forth in the prospectus contained in the Registration Statement and the Letter of Transmittal filed as an exhibit thereto. The Indenture, the Securities and the Guarantees are sometimes referred to herein collectively as the "Operative Documents." Capitalized terms used herein without definition have the meanings assigned to them in the Indenture.

            In our capacity as your special counsel in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Company and the Guarantors in connection with the authorization and issuance of the Securities and the Guarantees, respectively. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

            In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

--------------------------------------------------------------------------------
    505 Montgomery Street, Suite 1900 o San Francisco, California 94111-2562
                 TELEPHONE: (415) 391-0600 o FAX: (415) 395-8095

            We are opining herein as to the effect on the subject transaction only of the internal laws of the State of New York, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any local agencies within any state.

            Subject to the foregoing and the other matters set forth herein, it is our opinion that as of the date hereof:

            1. The Securities, when executed, authenticated and delivered by or on behalf of the Company against the due tender and delivery to the Trustee of the Outstanding Notes in an aggregate principal amount equal to the aggregate principal amount of the Securities, will be the legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

            2. Each of the Guarantees, when executed in accordance with the terms of the Indenture and upon due execution, authentication and delivery of the Securities against the due tender and delivery to the Trustee of the Outstanding Notes in an aggregate principal amount equal to the aggregate principal amount of the Securities, will be the legally valid and binding obligation of the respective Guarantor, enforceable against such Guarantor in accordance with its terms.

            The opinions rendered in paragraphs 1 and 2 above relating to the enforceability of the Securities and the Guarantees are subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights or remedies of creditors, (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law, and the discretion of the court before which any proceeding therefor may be brought; (iii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; (iv) the unenforceability of any provision requiring the payment of attorney's fees, except to the extent that a court determines such fees to be reasonable; and (v) we express no opinion concerning the unenforceability of the waiver of rights and defenses contained in Section 4.06 of the Indenture.

            We have not been requested to express, and with your knowledge and consent, do not render any opinion as to the applicability to the obligations of the Company under the Indenture and the Securities or the Guarantors under the Indenture or the Guarantees of Sections 547 and 548 of the United States Bankruptcy Code or applicable state law (including, without limitation, Article 10 of the New York Debtor and Creditor Law) relating to preferences and fraudulent transfers and obligations.

            To the extent that the obligations of the Company and the Guarantors under the Operative Documents to which each is a party may be dependent upon such matters, we have assumed for purposes of this opinion that: (i) the Company, each of the Guarantors and the Trustee (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (b) has the requisite organizational and legal power and authority to perform its obligations under each Operative Document to which it is a party, and (c) has duly authorized, executed and delivered the Indenture; (ii) each of the Company and the Guarantors has duly authorized the Securities and the Guarantees, as applicable; (iii) the Indenture constitutes the legally valid and binding obligation of the Trustee, enforceable against the Trustee in accordance with its terms; (iv) the Trustee is duly qualified to engage in the activities contemplated by the Indenture; and (v) the Trustee is in compliance, generally and with respect to acting as a trustee under the Indenture, with all applicable laws and regulations.

            We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading "Legal Matters" in the prospectus contained therein.

                                       Very truly yours,

                                       /s/ Latham & Watkins

                                       Latham & Watkins

                                   SCHEDULE A


                  ACI America Holdings Inc.
                  Anamed International, Inc.
                  BriGam Medical, Inc.
                  BriGam Ventures, Inc.
                  BriGam, Inc.
                  Brockway Realty Corporation
                  Brockway Research, Inc.
                  Continental PET Technologies, Inc.
                  MARC Industries, Inc.
                  Martell Medical Products, Incorporated
                  NHW Auburn, LLC
                  OB Cal South Inc.
                  OI AID STS Inc.
                  OI Auburn Inc.
                  OI Australia Inc.
                  OI Brazil Closure Inc.
                  OI California Containers Inc.
                  OI Castalia STS Inc.
                  OI Consol STS Inc.
                  OI Ecuador STS Inc.
                  OI Europe & Asia Inc.
                  OI General Finance Inc.
                  OI General FTS Inc.
                  O-I Health Care Holding Corp.
                  O-I Holding Company, Inc.
                  OI Hungary Inc.
                  OI International Holdings Inc.
                  OI Levis Park STS Inc.
                  OI Medical Holdings Inc.
                  OI Medical Inc.
                  OI Peru STS Inc.
                  OI Plastic Products FTS Inc.
                  OI Poland Inc.
                  OI Puerto Rico STS Inc.

                  OI Regioplast STS Inc.
                  OI Venezuela Plastic Products Inc.
                  OIB Produvisa Inc.
                  Overseas Finance Company
                  Owens-BriGam Medical Company
                  Owens-Brockway Glass Container Trading Company
                  Owens-Brockway Packaging, Inc.
                  Owens-Brockway Plastic Products Inc.
                  Owens-Illinois Closure Inc.
                  Owens-Illinois General Inc.
                  Owens-Illinois Prescription Products Inc.
                  Owens-Illinois Specialty Products Puerto Rico, Inc. Product Design & Engineering, Inc.
                  SeaGate II, Inc.
                  SeaGate III, Inc.
                  SeaGate, Inc.
                  Specialty Packaging Licensing Company
                  Universal Materials, Inc.